Exhibit 11

Asian Infrastructure Investment Bank

Auditor’s Review Report

Condensed Financial Statements (Unaudited)

for the Six Months Ended June 30, 2022

REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION

To the Board of Governors of the Asian Infrastructure Investment Bank:

Introduction

We have reviewed the interim financial information set out on pages 1 to 47, which comprises the condensed statement of financial position of the Asian Infrastructure Investment Bank as of June 30, 2022 and the condensed statement of comprehensive income, the condensed statement of changes in equity and the condensed statement of cash flows for the six-month period then ended and notes, comprising significant accounting policies and other explanatory information. Management is responsible for the preparation and presentation of this condensed interim financial information in accordance with International Accounting Standard 34 “Interim Financial Reporting”. Our responsibility is to express a conclusion on this condensed interim financial information based on our review.

Scope of Review

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the condensed interim financial information is not prepared, in all material respects, in accordance with International Accounting Standard 34 “Interim Financial Reporting”.

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China

August 17, 2022

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-47
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-29
D. Financial Risk Management	30-43
E. Fair Value Disclosure	44-47

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the six months ended June 30, 2022

In thousands of US Dollars	Note	For the six months ended June 30, 2022 (unaudited)	For the six months ended June 30, 2021 (unaudited)
Interest income	C1	179,499	121,858
Interest expense	C1	(115,430)	(89,527)

Net interest income		64,069	32,331
Net fee and commission income	C2	17,397	11,145
Net gain on financial instruments measured at fair value through profit or loss	C3	71,959	112,672
Net loss on financial instruments measured at amortized cost	C9	(10,807)	(660)
Share of gain/(loss) on investment in associate	C10	689	(639)
Impairment provision	C4	(152,633)	(10,720)
General and administrative expenses	C5	(83,533)	(72,113)
Net foreign exchange gain/(loss)		22,099	(21,069)

Operating (loss)/profit for the period		(70,760)	50,947
Accretion of paid-in capital receivables	C11	1,320	2,851

Net (loss)/profit for the period		(69,440)	53,798
Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized gain/(loss) on fair-valued borrowings arising from changes in own credit risk	C13	52,603	(37,392)

Total comprehensive (loss)/ income		(16,837)	16,406

Attributable to:
Equity holders of the Bank		(16,837)	16,406

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at June 30, 2022

In thousands of US Dollars	Note	June 30, 2022 (unaudited)	Dec. 31, 2021 (audited)
Assets
Cash and cash equivalents	C6	2,406,812	2,109,608
Term deposits	C6	8,959,294	11,748,908
Investments at fair value through profit or loss	C7	11,629,429	10,565,949
Loan investments, at amortized cost	C8	14,427,585	12,245,887
Bond investments, at amortized cost	C9	3,992,234	2,495,119
Paid-in capital receivables	C11	327,727	303,695
Derivative assets	C14	407,521	248,371
Investment in associate	C10	42,031	33,842
Property and equipment		3,987	4,330
Intangible assets		6,797	5,107
Other assets	C12	1,666,438	477,323
Total assets		43,869,855	40,238,139
Liabilities
Borrowings	C13	21,431,073	19,267,851
Derivative liabilities	C14	1,716,724	563,604
Prepaid paid-in capital		-	1,200
Other liabilities	C15	540,948	239,566
Total liabilities		23,688,745	20,072,221
Members’ equity
Paid-in capital	C16	19,387,900	19,355,000
Reserves
Accretion of paid-in capital receivables		(3,014)	(3,463)
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C13	(9,019)	(61,622)
Retained earnings		805,243	876,003
Total members’ equity		20,181,110	20,165,918
Total liabilities and members’ equity		43,869,855	40,238,139

The accompanying notes are an integral part of these financial statements.

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun President	Mr. Andrew Cross Chief Financial Officer

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the six months ended June 30, 2022

					Reserves
In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2021		96,748,900	(77,399,100)	19,349,800	(8,198)	(23,703)	825,858	20,143,757
Capital subscription and contribution		11,200	(9,000)	2,200	-	-	-	2,200
Net profit for the period		-	-	-	-	-	53,798	53,798
Other comprehensive income		-	-	-	-	(37,392)	-	(37,392)
Paid-in capital receivables - accretion effect		-	-	-	(5)	-	-	(5)
Transfer of accretion	C11	-	-	-	2,851	-	(2,851)	-
June 30, 2021 (unaudited)	C16	96,760,100	(77,408,100)	19,352,000	(5,352)	(61,095)	876,805	20,162,358

Jan. 1, 2022		96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Capital subscription and contribution		164,600	(131,700)	32,900	-	-	-	32,900
Net loss for the period		-	-	-	-	-	(69,440)	(69,440)
Other comprehensive income		-	-	-	-	52,603	-	52,603
Paid-in capital receivables - accretion effect		-	-	-	(871)	-	-	(871)
Transfer of accretion	C11	-	-	-	1,320	-	(1,320)	-

June 30, 2022 (unaudited)	C16	96,939,700	(77,551,800)	19,387,900	(3,014)	(9,019)	805,243	20,181,110

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the six months ended June 30, 2022

In thousands of US Dollars	Note	For the six months ended June 30, 2022 (unaudited)	For the six months ended June 30, 2021 (unaudited)

Cash flows from operating activities
Net (loss)/profit for the period		(69,440)	53,798
Adjustments for:
Interest income from term deposits		(30,482)	(36,193)
Interest expense for borrowings	C13	113,236	88,348
Issuance cost for borrowings	C5	2,848	4,535
Accretion of paid-in capital receivables	C11	(1,320)	(2,851)
Net gain on financial instruments measured at fair value through profit or loss		(70,492)	(111,723)
Share of (gain)/loss on investment in associate		(689)	639
Impairment provision	C4	152,633	10,720
Depreciation and amortization		1,211	997
Increase in loan investments	C8	(2,323,026)	(1,713,846)
Increase in bond investments		(98)	(17,046)
Decrease in funds deposited for cofinancing arrangements		-	3,891
Net cash received from derivatives		98,906	51,309
Increase in other assets		(1,190,690)	(151,124)
Increase in other liabilities		299,125	26,071

Net cash used in operating activities		(3,018,278)	(1,792,475)

Cash flows from investing activities
Investment purchases, net		(2,823,351)	(1,897,868)
Return of capital contributions	C7	30,822	7,137
Decrease/(increase) in term deposits		2,800,000	(1,123,548)
Increase in investment in associate	C10	(7,500)	(7,500)
Interest received from term deposits		20,097	56,079
Increase in intangible assets, property and equipment		(983)	(284)

Net cash from/(used) in investing activities		19,085	(2,965,984)

Cash flows from financing activities
Proceeds from borrowings, net	C13	3,424,880	4,959,337
Repayments of borrowings	C13	(33,156)	-
Interest payments on borrowings	C13	(103,444)	(59,353)
Capital contributions received	C11	8,117	90,966
Prepaid paid-in capital received		-	400

Net cash from financing activities		3,296,397	4,991,350
Net increase in cash and cash equivalents		297,204	232,891
Cash and cash equivalents at beginning of period		2,109,608	2,702,461

Cash and cash equivalents at end of period	C6	2,406,812	2,935,352

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at June 30, 2022, the Bank’s total approved membership is 105, of which 91 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

These financial statements were signed by the President and the Chief Financial Officer on Aug. 17, 2022.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the six months ended June 30, 2022 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2021.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2021.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the six months ended June 30, 2022, do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2021, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2021 to June 30, 2021.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the six months ended June 30, 2022	For the six months ended June 30, 2021
Interest income
Loan investments (1)	122,809	75,780
Cash, cash equivalents, and deposits	34,082	36,452
Bond investments	22,608	9,626
Total interest income	179,499	121,858
Interest expense
Borrowings (2)	(115,430)	(89,527)
Total interest expense	(115,430)	(89,527)
Net interest income	64,069	32,331

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. The hedging results are presented in Note C14 Derivatives.

C2	Net fee and commission income

	For the six months ended June 30, 2022	For the six months ended June 30, 2021

Loan commitment fee and service fee	17,116	11,269
Special Funds administration fee (Note C20)	125	112
MCDF administration fee (1)	1,196	584
MCDF IP administration fee (2)	191	-
Others	7	7
Total fee and commission income	18,635	11,972
Cofinancing service fee	(1,238)	(827)
Total fee and commission expense	(1,238)	(827)
Net fee and commission income	17,397	11,145

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, AIIB provides administrative and financial services to the MCDF Finance Facility, including the establishment and hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for costs associated with the work carried out as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2) For the six months ended June 30, 2022, the Bank received USD191 thousand of administration fee from the MCDF Finance Facility relating to costs associated with project implementation as part of AIIB’s role as an implementing partner of the MCDF Finance Facility.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the six months ended June 30, 2022	For the six months ended June 30, 2021

Money Market Funds (Note C6)	1,467	949
Investments at fair value through profit or loss (Note C7)	(222,983)	18,414
Borrowings (Note C13)	1,188,539	224,169
Derivatives (Note C14):
- Borrowings associated	(1,181,318)	(171,809)
- Loan investments associated	112,996	40,909
- Liquidity portfolio and bond investments associated	173,258	40
Total	71,959	112,672

C4	Impairment provision

	For the six months ended June 30, 2022	For the six months ended June 30, 2021

Impairment provision for
- Loan investments (Note C8)	143,586	11,317
- Bond investments (Note C9)	9,047	(597)
Total impairment provision	152,633	10,720

C5	General and administrative expenses

	For the six months ended June 30, 2022	For the six months ended June 30, 2021

Staff costs	46,047	37,607
Professional service expenses	13,916	11,798
IT services	8,829	7,858
Facilities and administration expenses	7,410	6,608
Issuance cost for borrowings	2,848	4,535
Travelling expenses	1,054	713
Others	3,429	2,994
Total general and administrative expenses	83,533	72,113

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	June 30, 2022	Dec. 31, 2021

Cash	-	-
Deposits with banks
- Demand deposits (1)	145,426	199,487
- Term deposits with initial maturity of three months or less	400,785	200,099
Money Market Funds (2)	1,860,601	1,710,022
Total cash and cash equivalents	2,406,812	2,109,608
Add: term deposits with initial maturity more than three months (3)	8,959,294	11,748,908
Total cash, cash equivalents, and deposits with banks	11,366,106	13,858,516

(1)	USD60.68 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2021: USD40.04 million).

(2)	Money Market Funds

	For the six months ended June 30, 2022	For the year ended Dec. 31, 2021

As at beginning of period/year	1,710,022	1,900,091
Additions	15,295,000	26,020,000
Disposals	(15,145,888)	(26,211,432)
Fair value gain, net	1,467	1,363
Total Money Market Funds	1,860,601	1,710,022

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at June 30, 2022, USD9.36 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2021: USD11.65 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the six months ended June 30, 2022	For the year ended Dec. 31, 2021

As at beginning of period/year	10,565,949	6,652,155
Additions, net	1,317,285	3,922,183
Return of capital contributions	(30,822)	(13,335)
Net (loss)/gain of investments	(222,983)	4,946
Total investments at fair value through profit or loss	11,629,429	10,565,949

Analysis of investments at fair value through profit or loss:

	June 30, 2022	Dec. 31, 2021

External Managers Program (a)	4,045,257	4,104,144
Bond investments (b)	3,783,296	2,710,777
Certificates of deposit and commercial papers (c)	3,096,831	3,143,959
Investment operation fixed income portfolio (d)	229,539	274,843
LP Funds and others (e)	424,319	277,809
Investment in Trust (f)	50,187	54,417
Total investments at fair value through profit or loss	11,629,429	10,565,949

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	June 30, 2022	Dec. 31, 2021

Investment grade corporate bonds	1,785,850	1,809,008
Sovereign, Supranational and Agency bonds	1,417,472	1,734,072
Treasury bills and notes	353,323	223,255
Term deposits and certificates of deposit	269,330	141,715
Commercial papers	103,162	83,121
Other investment securities	116,120	112,973
Total	4,045,257	4,104,144

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality. The Bank also invested in infrastructure asset-backed securities issued by the Special Purpose Vehicle sponsored by the associate that the Bank holds direct equity interests (Note C10).

(c)

The Bank invests in certificates of deposit and commercial papers which are actively managed within treasury portfolio and measured at fair value through profit or loss. The certificates of deposit and commercial papers are of high credit quality.

(d)

The Bank has engaged external asset managers to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (“LP Funds”), which are managed by the general partners, who make all investment decision on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a total remaining capital commitment amount of USD686.54 million as of June 30, 2022, which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(f)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited. The Trust is managed by an investment manager who make investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust has been fully disbursed which does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	June 30, 2022	Dec. 31, 2021

Gross carrying amount	14,744,814	12,421,788
ECL allowance	(317,229)	(175,901)
Net carrying amount	14,427,585	12,245,887

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at June 30, 2022, USD8,035.73 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2021: USD6,436.65 million).

As at June 30, 2022, USD323.00 million of the total carrying amount matures within 12 months (Dec. 31, 2021: USD287.42 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at June 30, 2022. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	June 30, 2022	Dec. 31, 2021

Loan investments, gross carrying amount	14,744,814	12,421,788
Loan commitments	12,310,538	10,287,656

	27,055,352	22,709,444
Total ECL allowance (a)	(326,361)	(182,775)

	26,728,991	22,526,669

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at June 30, 2022, the total ECL related to loan commitments is USD9.13 million (Dec. 31, 2021: USD6.87 million), and is presented as a provision in Note C15.

For the six months ended June 30, 2022, the impairment losses on loan investments and loan commitments were USD143.59 million (for the six months ended June 30, 2021: USD11.32 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	June 30, 2022	Dec. 31, 2021

Externally managed fixed-income portfolio (a)	1,993,846	1,998,208
Internally managed fixed-income portfolio (b)	1,510,933	-
Investment operations Asian infrastructure-related bonds (c)	501,026	501,435
Gross carrying amount	4,005,805	2,499,643
ECL allowance	(13,571)	(4,524)
Net carrying amount	3,992,234	2,495,119

(a)

In Sep. 2021, the Bank engaged an external asset manager to invest in a portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

In April 2022, the Bank started an internally managed portfolio to invest in high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

For the six months ended June 30, 2022, USD10.81 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the six months ended June 30, 2021: USD0.66 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at June 30, 2022, USD51.05 million of the gross carrying amount matures within 12 months (Dec. 31, 2021: USD48.54 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at June 30, 2022, the undrawn capital commitment is USD12 million (as at Dec. 31, 2021: USD19.5 million).

For the six months ended June 30, 2022, the associate recognized a profit of USD2.3 million (for the year ended Dec. 31, 2021: loss of USD0.72 million). The Bank has recorded a net profit of USD0.69 million following the equity method (for the year ended Dec. 31, 2021: net loss of USD0.22 million).

	For the six months ended June 30, 2022	For the year ended Dec. 31, 2021

As at beginning of period/year	33,842	26,559
Additions	7,500	7,500
Share of gain/(loss) for the period/year	689	(217)
Total investment in associate	42,031	33,842

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the six months ended June 30, 2022, a total discount of USD0.87 million (for the six months ended June 30, 2021: USD0.01 million) has been debited to the reserve. An amount of USD1.32 million (for the six months ended June 30, 2021: USD2.85 million) has been accreted through income in the current period.

As at June 30, 2022, overdue contractual undiscounted paid-in capital receivables amounting to USD190.38 million (Dec. 31, 2021: USD149.96 million) (Note C16) are not considered impaired. Of this amount, USD1.02 million has been collected by the date of signing of the financial statements for the six months ended June 30, 2022.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at June 30, 2022, USD249.06 million (Dec. 31, 2021: USD241 million) of the paid-in capital balance is due within 12 months.

	For the six months ended June 30, 2022	For the year ended Dec. 31, 2021

As at beginning of period/year	303,695	436,074
Paid-in capital receivables originated	32,029	5,151
Contributions received	(8,117)	(142,073)
Transfer from prepaid paid-in capital to contribution	(1,200)	(240)
Accretion to profit or loss	1,320	4,783
Total paid-in capital receivables	327,727	303,695

C12	Other assets

	June 30, 2022	Dec. 31, 2021

Cash collateral receivable (Note C14)	1,484,242	464,950
Receivable for unsettled trades	172,860	3,613
Prepayments	5,752	6,503
Receivable for return of capital from LP funds	1,600	-
Receivable for MCDF administration fee	1,196	1,381
Others	788	876
Total other assets	1,666,438	477,323

C13	Borrowings

	June 30, 2022	Dec. 31, 2021

i) Borrowings carried at fair value

SEC-registered notes (a)	14,403,435	13,855,963
Global Medium-Term Notes (b)	4,705,999	3,533,466
Australian Dollar and New Zealand Dollar Bonds (c)	947,217	701,048
RMB Denominated Panda Bond (d)	673,124	476,956
Total borrowings at fair value	20,729,775	18,567,433

	June 30, 2022	Dec. 31, 2021

ii) Borrowings carried at amortized cost

Global Medium-Term Notes (b)	701,298	700,418
Total borrowings at amortized cost	701,298	700,418

Total borrowings	21,431,073	19,267,851

(a) As at June 30, 2022, the Bank has issued a total of USD15.25 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date

May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Sep. 16, 2021	2,500	2,496.30	0.50%	Semi-annual	Oct. 30, 2024
June 29, 2022	1,250	1,246.08	3.375%	Semi-annual	June 29, 2025
Total	15,250	15,201.52

(b)

As of June 30, 2022, the Bank issued a total of USD5,570.46 million equivalent fixed rate notes, and a total of USD700 million floating rate notes under its Global Medium-Term Note (“GMTN”) program through a combination of private and public placements, of which an issued amount of USD263.12 million equivalent fixed rate notes have been repaid. The following table sets out the details of the GMTN notes by denominated currency.

GMTNs in denominated
currency	June 30, 2022	Dec. 31, 2021

GBP	2,070,561	1,320,040
USD	1,350,000	1,050,000
CNH	715,132	583,338
TRY	398,686	398,686
HKD	304,476	240,311
ZAR	165,598	165,598
EUR	161,898	138,355
Others	840,985	509,068
Total	6,007,336	4,405,396

(c)

As at June 30, 2022, the Bank has issued a total of USD1,111.08 million equivalent fixed rate notes under its Australian Dollar and New Zealand Dollar Debt Issuance program through a combination of private and public placements.

(d)

As at June 30, 2022, the Bank has issued a total of USD649.18 million equivalent fixed rate Renminbi denominated bonds on China’s interbank bond market (“RMB Denominated Panda Bond”), payable annually.

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

Floating rate notes are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the six months ended June 30, 2022, the fair value gain attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD52.60 million (for the six months ended June 30, 2021: fair value loss of USD37.39 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the six months ended June 30, 2022 and the year ended Dec. 31, 2021.

	For the six months ended June 30, 2022	For the year ended Dec. 31, 2021

As at beginning of period/year	19,267,851	11,595,193
Changes arising from cash flows
- Proceeds from borrowings, net	3,424,880	8,515,277
- Repayment of borrowings	(33,156)	(229,914)
- Interest payments	(103,444)	(154,179)
- Issuance cost for borrowings	2,848	7,035
Non-cash changes
- Accrued interest	113,236	188,348
- Changes in fair values included in the other comprehensive income	(52,603)	37,919
- Changes in fair values included in profit or loss (Note C3)	(1,188,539)	(691,828)
Total borrowings	21,431,073	19,267,851

C14	Derivatives

As at June 30, 2022, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The following table sets out the contractual notional amounts and fair values of the derivatives as at June 30, 2022 and Dec. 31, 2021. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at June 30, 2022
	Contractual notional amount	Fair value
		Assets	Liabilities
Derivatives
Interest rate swaps	26,249,127	107,339	871,016
Cross currency swaps	8,075,089	264,578	845,504
FX forwards	1,351,439	35,604	204
Total derivatives	35,675,655	407,521	1,716,724

	As at Dec. 31, 2021
	Contractual notional amount	Fair value
		Assets	Liabilities
Derivatives
Interest rate swaps	17,128,174	82,288	274,394
Cross currency swaps	5,618,288	158,682	284,095
FX forwards	1,352,775	7,401	5,115
Total derivatives	24,099,237	248,371	563,604

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at June 30, 2022 and Dec. 31, 2021.

	As at June 30, 2022
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(7,088)	(43,070)	(250,816)	(498,010)	5,228	(793,756)
Gross settling cross currency swaps - inflow	118,747	343,572	1,717,567	5,857,146	244,544	8,281,576
Gross settling cross currency swaps - outflow	(115,795)	(395,353)	(1,707,794)	(6,478,721)	(205,773)	(8,903,436)
Gross settling FX forwards - inflow	589,562	538,956	227,556	-	-	1,356,074
Gross settling FX forwards - outflow	(579,138)	(530,206)	(210,031)	-	-	(1,319,375)
Total derivatives	6,288	(86,101)	(223,518)	(1,119,585)	43,999	(1,378,917)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

	As at Dec. 31, 2021
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	5,852	(6,941)	17,643	(214,093)	1,025	(196,514)
Gross settling cross currency swaps - inflow	10,859	16,729	311,739	5,478,816	69,077	5,887,220
Gross settling cross currency swaps - outflow	(3,564)	(7,510)	(317,513)	(5,472,457)	(60,708)	(5,861,752)
Gross settling FX forwards - inflow	339,733	624,346	388,696	-	-	1,352,775
Gross settling FX forwards - outflow	(339,600)	(626,875)	(383,569)	-	-	(1,350,044)
Total derivatives	13,280	(251)	16,996	(207,734)	9,394	(168,315)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at June 30, 2022, the Bank has received cash collateral of USD139.75 million (Note C15) (Dec. 31, 2021: USD165.76 million) from the swap counterparties, and has paid cash collateral of USD1,484.24 million (Note C12) (Dec. 31, 2021: USD464.95 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at June 30, 2022 and Dec. 31, 2021.

As at June 30, 2022, the Bank makes use of derivatives with notional amount of USD28,208.37 million to hedge the borrowings with carrying amount of USD20,729.78 million. The Bank enters into derivatives with notional amount of USD1,691.58 million to hedge loans with carrying amount of USD1,607.61 million. The Bank makes use of derivatives with notional amount of USD215 million to hedge the Investment Operation fixed-income portfolio with carrying amount of USD229.54 million. Derivatives with notional amount of USD5,506.71 million are used to hedge financial instruments in Treasury Liquidity portfolio. The Bank’s risk exposures have been well managed; therefore, the respective profit and loss are effectively hedged on a net basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	June 30, 2022	Dec. 31, 2021

Payable for unsettled trades	329,884	-
Cash collateral payable (Note C14)	139,751	165,760
Deferred interest (Note C20)	29,656	29,719
Accrued expenses	21,761	23,023
Staff costs payable	10,215	8,644
Provision—ECL allowance (Note C8)	9,132	6,874
Deferred administration fee (Note C20)	425	550
Payable for fund investments	-	4,990
Others	124	6
Total other liabilities	540,948	239,566

C16	Share capital

	June 30, 2022	Dec. 31, 2021
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	96,939,700	96,775,100
- Unsubscribed	1,641,800	1,806,400
– Unallocated	1,418,500	1,418,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	96,939,700	96,775,100
Less: callable capital	(77,551,800)	(77,420,100)
Paid-in capital	19,387,900	19,355,000
Paid-in capital comprises:
– amounts received	19,057,160	19,047,842
– amounts due but not yet received	190,382	149,962
– amounts not yet due	140,358	157,196
Total paid-in capital	19,387,900	19,355,000

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	969,397	96,939,700	77,551,800	19,387,900

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at June 30, 2022 are USD805.24 million (Dec. 31, 2021: USD876 million). For the six months ended June 30, 2022, USD1.32 million (for the six months ended June 30, 2021: USD2.85 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The objective of the Special Fund Window under the COVID-19 Crisis Recovery Facility was to reduce the burden of AIIB’s lower-income members seeking financing under the COVID-19 Crisis Recovery Facility. It was funded by the amounts transferred by the Bank from its Project Preparation Special Fund. On March 23, 2022, AIIB Board of Directors approved the renaming of the Special Fund Window under the COVID-19 Crisis Recovery Facility as the Special Fund Window for Less Developed Members (“Special Fund Window”) and the revision of the applicable Rules and Regulations. With this approval, Special Fund Window will serve a broadened scope with new contributions once new contributions are received. The Special Fund Window will provide interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at June 30, 2022, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2021: USD128 million). For the six months ended June 30, 2022, fees recognized as income amounted to USD0.13 million (for the six months ended June 30, 2021: USD0.11 million) (Note C2). As at June 30, 2022, deferred administration fees recognized as other liabilities amounted to USD0.43 million (Dec. 31, 2021: USD0.55 million) (Note C15).

As at June 30, 2022, interest rate buy-down for eligible sovereign-backed loans from Special Fund Window amounted to USD29.66 million (Dec. 31, 2021: USD29.72 million) (Note C15).

AIIB became the Technical Partner of Global Infrastructure Facility on June 23, 2021 after executing the Financial Procedures Agreement; and the Implementing Partner of the MCDF Finance Facility on Aug. 9, 2021 after executing the Implementing Partner Agreement. Resources from the Global Infrastructure Facility and MCDF Finance Facility are administrated in two separate special funds (i.e., the GIF Special Fund and the MCDF Special Fund, respectively).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	June 30, 2022				Dec. 31, 2021
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties

Loan investments	779,862	-	-	807,291	-	-
LP Fund	58,056	-	-	47,626	-	-
Equity and bond investment in associate	-	-	96,270	-	-	94,293
Other liabilities	-	-	30,081	-	-	30,269

The income and expense items affected by transactions with related parties are as follows:

	For the six months ended June 30, 2022			For the six months ended June 30, 2021
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties

Income from loan investments	11,191	-	-	10,466	-	-
Net gain on LP Fund	3,982	-	-	467	-	-
Net loss on equity and bond investment in associate	-	-	(536)	-	-	(610)
Income from Special Funds (Administration Fee)	-	-	125	-	-	112

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As of June 30, 2022, the Government of the PRC (the “Government”) owned approximately 30.72% of the paid-in capital of the Bank (Dec 31, 2021: approximately 30.77%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, bond investments, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank approved loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total effective amount of USD284.29 million as at June 30, 2022. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank approved sovereign-backed facilities to PRC with a total effective amount of USD1,266.99 million equivalent as of June 30, 2022. AIIB’s standard interest rate for sovereign-backed loans has been applied.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at June 30, 2022, the fair value of the Bank’s interest in the Fund is USD58.06 million (Dec 31, 2021: USD47.63 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and bond investment in associate

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). As at June 30, 2022, the Bank holds USD54.24 million of infrastructure asset-backed securities issued by the associate (Note C7).

(2)	Other liabilities

As at June 30, 2022, other liabilities relate to the Project Preparation Special Fund deferred administration fee of USD0.43 million (Dec. 31, 2021: USD0.55 million) and the interest rate buy-down of USD29.66 million from Special Fund Window (Dec. 31, 2021: USD29.72 million) (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist.

During the six months ended June 30, 2022 and the year ended Dec. 31, 2021, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD2.11 million (for the six months ended June 30, 2021: USD1.83 million) and defined contribution plans of USD0.42 million (for the six months ended June 30, 2021: USD0.37 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the six months ended June 30, 2022, and June 30, 2021.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the six months ended June 30, 2022			For the six months ended June 30, 2021
Region	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	1,927	1,661	3,588	1,063	157	1,220
Eastern Asia	8,910	3,451	12,361	8,454	2,465	10,919
Southeastern Asia	19,737	4,390	24,127	9,880	4,633	14,513
Southern Asia	38,340	9,656	47,996	20,558	6,117	26,675
Western Asia	23,018	11,422	34,440	12,690	7,114	19,804
Oceania	414	-	414	311	-	311
Other Regional	-	10,076	10,076	-	9,996	9,996
Total Regional	92,346	40,656	133,002	52,956	30,482	83,438
Total Non- Regional	2,906	4,017	6,923	415	3,196	3,611
Total	95,252	44,673	139,925	53,371	33,678	87,049

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2021.

D2	Market risk

IBOR reform

In Aug. 2020, International Accounting Standards Board (“IASB”) issued Interest Rate Benchmark Reform (“IBOR Reform”) — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16), which were mandatorily effective for annual reporting period beginning on Jan. 1, 2021.

The “Phase 2” amendments address issues that arise upon replacing the existing interest rate benchmark with the alternative interest rates and introduces additional disclosure requirements. “Phase 2” Amendments provide key relief that for instruments measured using amortized cost measurement, the amendments provide a practical expedient to account for these changes in the basis for determining contractual cash flows as a result of interest rate benchmark reform. Under the practical expedient, entities will account for these changes by updating the effective interest rate using the guidance in paragraph B5.4.5 of IFRS 9 without the recognition of an immediate gain or loss. This practical expedient applies only to such a change and only to the extent that it is necessary as a direct consequence of interest rate benchmark reform, and the new basis for determining the contractual cash flows is economically equivalent to the previous basis.

AIIB is exposed to interest rate benchmarks such as interbank offered rates across various modalities. The majority of loan investments issued by the Bank are subject to floating base rate while AIIB also issues bonds in various currencies and swapped bond proceeds into floating rate based liabilities.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Market risk (continued)

IBOR reform (continued)

The interest rate swaps and cross currency swaps, taken against all new bond issuances, have been in reference to SOFR since 2021. In addition, local currency loans may be funded through cross-currency swaps from US dollars into the local currency.

In March 2021, the UK Financial Conduct Authority (“FCA”) announced the dates that panel bank submissions for all LIBOR settings will cease, after which representative LIBOR rates will no longer be available:

•	immediately after Dec. 31, 2021, in the case of all Sterling, EURO, Swiss Franc and Japanese Yen settings, and the 1-week and 2-month US Dollar settings; and

•	immediately after June 30, 2023, in the case of the remaining US Dollar settings.

The reform aims to achieve a smooth transition to alternative benchmark rates, however it continues to face numerous uncertainties. A disorderly transition would present systemic risks and idiosyncratic risks for market participants and could have negative implications for borrowers.

The Bank’s principal exposures that are affected by IBOR Reform have been identified as loan investments and derivatives as referred to in Notes C8 and C14, respectively.

AIIB has established an IBOR transition governance structure and an active working group to execute the transition plan. AIIB is engaging with existing sovereign and nonsovereign borrowers to transition existing contracts. In Dec. 2020, AIIB’s Board of Directors approved amendments to the General Conditions for Sovereign-backed Loans (“General Conditions”), which allowed for the standardization of transition language. The revised transition language was applied to all future sovereign loans and was introduced across the existing sovereign-backed loan portfolio by means of amendment agreements (in the form of omnibus amendments that covered all of the current loan portfolio of a particular borrower with the Bank). In Oct. 2021, AIIB’s Board of Directors approved policy changes and changes to the General Conditions to introduce SOFR regulations. The revised General Conditions would apply to all variable spread loans from Jan. 1, 2022, and voluntary as of Oct. 22, 2021 until Dec. 31, 2021. Changes to the General Conditions also involved introducing regulations to allow borrowers to convert variable reference rates to fixed reference rates. The ability to convert will allow borrowers paying a fixed or variable spread over a floating reference rate (i.e., SOFR) to convert the floating reference rate to a fixed rate. Thereafter, the borrower(s) would pay the respective fixed or variable spread over the newly set fixed base rate for a period determined by the borrower. The ability to convert the underlying reference rate to a fixed rate can benefit sovereign-backed borrowers who prefer to avoid exposure to SOFR rates. Borrowers may also have other reasons to elect the newly offered conversion to fixed underlying rate. The Bank will continue to collaborate with peer institutions and market participants to mitigate potential financial and operational risks, determine details of new products and set the Bank’s asset liability management strategy.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Market risk (Continued)

IBOR reform (Continued)

The following table contains details of the main financial instruments that the Bank holds as at June 30, 2022 which reference USD LIBOR and have not yet transitioned to SOFR:

	Carrying amount/ Notional amount as at June 30, 2022	Carrying amount/ Notional amount as at Dec. 31, 2021

Non-derivative assets and liabilities at carrying amount
Loan investments, at amortized cost	5,987,256	10,602,702
Bond investments, at amortized cost	16,350	16,472
Investments at fair value through profit or loss
- Bond investments – Liquidity portfolio	340,269	399,350
- Bond investments – Investment operations portfolio	54,239	60,450
Non-derivative assets	6,398,114	11,078,974
Derivatives at notional amount
Interest rate swaps	7,030,000	11,880,000
Cross currency swaps	3,484,770	4,527,250
Derivatives	10,514,770	16,407,250
Loan commitment	5,201,572	9,461,028

The Bank has sent transition notices to its sovereign borrowers for their variable spread loans, informing them of the selection of SOFR as the replacement reference rate to LIBOR and the related amendments to the provisions of the loan agreement, and the date of transition. During the same period, the Bank executed basis swaps to transform a portion of its LIBOR liabilities from pay LIBOR to pay SOFR, to maintain, approximately, a matched balance of LIBOR liabilities and LIBOR assets. As at June 30, 2022, the Bank still had fixed spread loans as sovereign-backed loans on a LIBOR reference rate (matched by respective LIBOR liabilities, as stated) and those loans will transition to SOFR in the second half of 2023 following a transition notification sent to the borrowers, as established in the Bank’s General Conditions. Nonsovereign loans on a LIBOR reference rate will be transitioned to SOFR by signing amendment agreements over the course of 2022 and the first half of 2023. This is in line with the Bank’s defined nonsovereign transition strategy, as part of which the Bank has adopted Term SOFR as an additional risk-free rate for nonsovereign borrowers from June 2022. As for the remaining swaps on LIBOR, they will follow the ISDA protocol and remain on LIBOR until its cessation in June 2023. For bond investments in the liquidity portfolio and investment operations portfolio, the transition to SOFR will proceed according to the fallback provisions of each position.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	June 30, 2022			Dec. 31, 2021
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	12,674,334	11,976,588	(114,066)	10,544,607	9,795,320	(113,779)
Nonsovereign-backed loans	2,070,480	333,950	(212,295)	1,877,181	492,336	(68,996)
Loan investments	14,744,814	12,310,538	(326,361)	12,421,788	10,287,656	(182,775)
Bond investments	4,005,805	-	(13,571)	2,499,643	-	(4,524)
Total	18,750,619	12,310,538	(339,932)	14,921,431	10,287,656	(187,299)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	June 30, 2022			Dec. 31, 2021

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Central Asia	1,700,534	49,973	1,750,507	1,447,964	-	1,447,964
Eastern Asia	1,378,920	-	1,378,920	1,290,129	-	1,290,129
Southeastern Asia	4,321,936	70,143	4,392,079	3,596,100	40,157	3,636,257
Southern Asia	11,207,387	834,900	12,042,287	8,746,320	836,995	9,583,315
Western Asia	3,126,469	861,388	3,987,857	2,846,359	865,106	3,711,465
Oceania	19,988	49,974	69,962	19,965	49,918	69,883
Total Regional	21,755,234	1,866,378	23,621,612	17,946,837	1,792,176	19,739,013
Total Non-Regional	1,029,310	-	1,029,310	600,914	-	600,914

Subtotal	22,784,544	1,866,378	24,650,922	18,547,751	1,792,176	20,339,927

	June 30, 2022			Dec. 31, 2021

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	904	8,208	9,112	1,746	-	1,746
Eastern Asia	297	-	297	650	-	650
Southeastern Asia	309	15,626	15,935	789	9,302	10,091
Southern Asia	4,333	69,279	73,612	8,951	72,060	81,011
Western Asia	2,399	10,551	12,950	3,593	15,337	18,930
Oceania	53	668	721	123	959	1,082
Total Regional	8,295	104,332	112,627	15,852	97,658	113,510
Total Non-Regional	1,439	-	1,439	269	-	269

Subtotal	9,734	104,332	114,066	16,121	97,658	113,779

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	June 30, 2022				Dec. 31, 2021

Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
Central Asia	130,744	-	-	130,744	131,865	-	-	131,865
Eastern Asia	269,915	-	-	269,915	316,880	-	-	316,880
Southeastern Asia	295,735	-	75,584	371,319	315,312	-	75,525	390,837
Southern Asia	429,771	-	-	429,771	442,838	46,072	-	488,910
Western Asia	326,453	252,349	-	578,802	269,634	270,316	-	539,950
Other Regional	-	448,110	-	448,110	321,443	-	-	321,443
Total Regional	1,452,618	700,459	75,584	2,228,661	1,797,972	316,388	75,525	2,189,885
Total Non-Regional	175,769	-	-	175,769	179,632	-	-	179,632
Subtotal	1,628,387	700,459	75,584	2,404,430	1,977,604	316,388	75,525	2,369,517
Total	24,412,931	2,566,837	75,584	27,055,352	20,525,355	2,108,564	75,525	22,709,444

	June 30, 2022				Dec. 31, 2021

Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
Central Asia	212	-	-	212	286	-	-	286
Eastern Asia	107	-	-	107	216	-	-	216
Southeastern Asia	309	-	47,515	47,824	1,164	-	44,018	45,182
Southern Asia	384	-	-	384	604	5,245	-	5,849
Western Asia	970	5,908	-	6,878	1,755	13,777	-	15,532
Other Regional	-	156,091	-	156,091	374	-	-	374
Total Regional	1,982	161,999	47,515	211,496	4,399	19,022	44,018	67,439
Total Non-Regional	799	-	-	799	1,557	-	-	1,557
Subtotal	2,781	161,999	47,515	212,295	5,956	19,022	44,018	68,996
Total	12,515	266,331	47,515	326,361	22,077	116,680	44,018	182,775

(1)	A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3. As at June 30, 2022, USD47.52 million of ECL allowance has been provided for the loan.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

In June 2022, the Bank updated its sector and subsector classification to align with the latest international sector taxonomies and reflect the Bank’s own mandate and business characteristics. The new sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL as at June 30,2022, and the reclassified information as at Dec. 31 2021 are as follows.

	June 30, 2022			Dec. 31, 2021

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
CRF(1)-Economic Resilience/PBF(2)	5,721,001	49,973	5,770,974	5,323,942	49,918	5,373,860
CRF-Finance/Liquidity	1,337,816	229,876	1,567,692	1,193,058	179,681	1,372,739
CRF-Public Health	3,254,614	-	3,254,614	2,055,526	-	2,055,526
Education Infrastructure	249,573	-	249,573	-	-	-
Energy	3,888,838	900,308	4,789,146	3,395,963	899,253	4,295,216
Transport	4,355,616	406,661	4,762,277	3,040,298	383,880	3,424,178
Urban	1,446,735	199,706	1,646,441	1,010,155	199,610	1,209,765
Water	2,448,343	-	2,448,343	2,446,808	-	2,446,808
Others	82,008	79,854	161,862	82,001	79,834	161,835
Subtotal	22,784,544	1,866,378	24,650,922	18,547,751	1,792,176	20,339,927

	June 30, 2022			Dec. 31, 2021

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Economic Resilience/PBF	5,418	668	6,086	9,465	959	10,424
CRF-Finance/Liquidity	1,208	37,544	38,752	1,734	26,461	28,195
CRF-Public Health	427	-	427	526	-	526
Energy	1,515	25,985	27,500	2,544	30,347	32,891
Transport	488	21,213	21,701	1,192	19,466	20,658
Urban	265	10,492	10,757	268	14,360	14,628
Water	406	-	406	383	-	383
Others	7	8,430	8,437	9	6,065	6,074
Subtotal	9,734	104,332	114,066	16,121	97,658	113,779

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.
(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	June 30, 2022				Dec. 31, 2021

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
CRF-Finance/Liquidity	201,733	448,110	-	649,843	522,873	-	-	522,873
CRF-Public Health	61,881	-	-	61,881	99,143	-	-	99,143
Digital Infrastructure and Technology	134,835	123,297	75,584	333,716	149,303	126,753	75,525	351,581
Energy	779,317	129,052	-	908,369	737,899	189,635	-	927,534
Multi-sector	98,029	-	-	98,029	100,557	-	-	100,557
Transport	49,536	-	-	49,536	56,869	-	-	56,869
Urban	303,056	-	-	303,056	310,960	-	-	310,960
Subtotal	1,628,387	700,459	75,584	2,404,430	1,977,604	316,388	75,525	2,369,517
Total	24,412,931	2,566,837	75,584	27,055,352	20,525,355	2,108,564	75,525	22,709,444

	June 30, 2022				Dec. 31, 2021

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
CRF-Finance/Liquidity	577	156,092	-	156,669	2,087	-	-	2,087
CRF-Public Health	54	-	-	54	117	-	-	117
Digital Infrastructure and Technology	74	2,436	47,515	50,025	95	6,791	44,018	50,904
Energy	1,137	3,471	-	4,608	1,929	12,231	-	14,160
Multi-sector	405	-	-	405	754	-	-	754
Transport	185	-	-	185	420	-	-	420
Urban	349	-	-	349	554	-	-	554
Subtotal	2,781	161,999	47,515	212,295	5,956	19,022	44,018	68,996
Total	12,515	266,331	47,515	326,361	22,077	116,680	44,018	182,775

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	18,547,751	1,792,176	20,339,927
New loans and commitments originated	4,520,586	-	4,520,586
Repayments	(37,765)	(8,036)	(45,801)
Movement in net transaction costs, fees, and related income through EIR method	17,959	2,320	20,279
Cancellation	(3,803)	-	(3,803)
Foreign exchange movements	(180,266)	-	(180,266)
Transfer to stage 1	-	-	-
Transfer to stage 2	(79,918)	79,918	-
As at June 30, 2022	22,784,544	1,866,378	24,650,922

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2022	16,121	97,658	113,779
Additions	1,198	-	1,198
Change in risk parameters (1)	(7,094)	(6,175)	(13,269)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(491)	12,849	12,358
As at June 30, 2022	9,734	104,332	114,066

(1)	The change in the loss allowance is due to change in the PD, LGD and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	1,977,604	316,388	75,525	2,369,517
New loans and commitments originated	75,001	-	-	75,001
Repayments	(22,954)	(56,896)	-	(79,850)
Movement in net transaction costs, fees, and related income through EIR method	(1,178)	(429)	59	(1,548)
Foreign exchange movements	100,524	-	-	100,524
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(448,110)	448,110	-	-
Transfer to stage 3	-	-	-	-
Derecognition and cancellation	(15,000)	(6,714)	-	(21,714)
Commitment expired	(37,500)	-	-	(37,500)
As at June 30, 2022	1,628,387	700,459	75,584	2,404,430

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	5,956	19,022	44,018	68,996
Additions	59	-	-	59
Change in risk parameters (1)	(2,851)	(12,831)	3,497	(12,185)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(374)	156,091	-	155,717
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reverse of provisions for derecognized loan	(9)	(283)	-	(292)
As at June 30, 2022	2,781	161,999	47,515	212,295

Total gross carrying amount of loans and exposure of loan commitments as at June 30, 2022	24,412,931	2,566,837	75,584	27,055,352

Total ECL allowance as at June 30, 2022	12,515	266,331	47,515	326,361

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	13,329,978	1,569,127	14,899,105
New loans and commitments originated	5,602,528	-	5,602,528
Repayments	(22,162)	(2,674)	(24,836)
Movement in net transaction costs, fees, and related income through EIR method	(4,816)	78	(4,738)
Cancellation	(48,413)	(3,955)	(52,368)
Foreign exchange movements	(79,764)	-	(79,764)
Transfer to stage 1	-	-	-
Transfer to stage 2	(229,600)	229,600	-
As at Dec. 31, 2021	18,547,751	1,792,176	20,339,927

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	31,155	81,408	112,563
Additions	13,785	-	13,785
Change in risk parameters (1)	(17,673)	(11,169)	(28,842)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(11,146)	27,419	16,273
As at Dec. 31, 2021	16,121	97,658	113,779

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	1,150,828	354,301	-	1,505,129
New loans and commitments originated	910,779	-	-	910,779
Repayments	(28,289)	(12,720)	-	(41,009)
Movement in net transaction costs, fees, and related income through EIR method	3,328	275	-	3,603
Cancellation	(1,190)	(757)	-	(1,947)
Foreign exchange movements	(7,038)	-	-	(7,038)
Transfer to stage 1	24,711	(24,711)	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	(75,525)	-	75,525	-
As at Dec. 31, 2021	1,977,604	316,388	75,525	2,369,517

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2021	6,922	40,804	-	47,726
Additions	2,708	-	-	2,708
Change in risk parameters (1)	(1,323)	(19,224)	-	(20,547)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	173	(2,558)	-	(2,385)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage3) ECL	(2,524)	-	44,018	41,494
As at Dec. 31, 2021	5,956	19,022	44,018	68,996

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2021	20,525,355	2,108,564	75,525	22,709,444
Total ECL allowance as at Dec. 31, 2021	22,077	116,680	44,018	182,775

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2022	2,401,627	98,016	-	2,499,643
New bond investments	1,577,123	-	-	1,577,123
Accrual and amortization	3,373	(297)	-	3,076
Transfer to stage 1	23,629	(23,629)	-	-
Transfer to stage 2	(23,424)	23,424	-	-
Transfer to stage 3(1)	(9,788)	(13,884)	23,672	-
Derecognition	(41,491)	(22,758)	(9,788)	(74,037)
As at June 30, 2022	3,931,049	60,872	13,884	4,005,805

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	699	3,825	-	4,524
Additions	59	-	-	59
Change in risk parameters	(178)	(601)	-	(779)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	76	(830)	-	(754)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(180)	590	-	410
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(12)	-	1,280	1,268
Change from 12-month (stage 2) to lifetime (stage 3) ECL(1)	-	(1,166)	11,868	10,702
Reversal of provisions for derecognized bonds	(81)	(498)	(1,280)	(1,859)
As at June 30, 2022	383	1,320	11,868	13,571

(1)	The Bank held bonds from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at June 30, 2022, USD11.87 million of ECL allowance has been provided for the bonds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total
Bond investments as at Jan. 1, 2021	411,316	61,510	472,826
New bond investments	4,408,642	-	4,408,642
Accrual and amortization	3,584	57	3,641
Transfer to stage 1	10,271	(10,271)	-
Transfer to stage 2	(63,021)	63,021	-
Derecognition	(2,369,165)	(16,301)	(2,385,466)
As at Dec. 31, 2021	2,401,627	98,016	2,499,643

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	1,190	2,609	3,799
Additions	1,024	-	1,024
Change in risk parameters	(88)	(646)	(734)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	13	(36)	(23)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(960)	1,916	956
Reversal of provisions for derecognized bonds	(480)	(18)	(498)
As at Dec. 31, 2021	699	3,825	4,524

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the six months ended June 30, 2022 (for the six months ended June 30, 2021: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	June 30, 2022		Dec. 31, 2021
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Term deposits	8,959,294	8,959,294	11,748,908	11,748,290
- Loan investments, at amortized cost	14,427,585	14,363,622	12,245,887	12,062,608
- Bond investments, at amortized cost	3,992,234	3,790,366	2,495,119	2,478,349
- Paid-in capital receivables	327,727	324,788	303,695	305,387
Total financial assets	27,706,840	27,438,070	26,793,609	26,594,634
Financial liabilities
- Borrowings	701,298	698,869	700,418	701,514
Total financial liabilities	701,298	698,869	700,418	701,514

As at June 30, 2022, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan investments are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,556,645	488,612	-	4,045,257
- Investment in Trust	-	-	50,187	50,187
- LP Funds and others	-	-	424,319	424,319
- Bond investments	3,729,056	54,240	-	3,783,296
- Certificates of deposit and commercial paper	-	3,096,831	-	3,096,831
- Investment operation fixed-income portfolio	229,539	-	-	229,539
Money Market Funds	-	1,860,601	-	1,860,601
Derivative assets	-	407,521	-	407,521
Total financial assets	7,515,240	5,907,805	474,506	13,897,551
Borrowings	-	(20,729,775)	-	(20,729,775)
Derivative liabilities	-	(1,716,724)	-	(1,716,724)
Total financial liabilities	-	(22,446,499)	-	(22,446,499)

As at Dec 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,766,335	337,809	-	4,104,144
- Investment in Trust	-	-	54,417	54,417
- LP Funds and others	-	-	277,809	277,809
- Bond investments	2,650,327	60,450	-	2,710,777
- Certificates of deposit	-	3,143,959	-	3,143,959
- Investment operation fixed-income portfolio	274,843	-	-	274,843
Money Market Funds	-	1,710,022	-	1,710,022
Derivative assets	-	248,371	-	248,371
Total financial assets	6,691,505	5,500,611	332,226	12,524,342

Borrowings	-	(18,567,433)	-	(18,567,433)
Derivative liabilities	-	(563,604)	-	(563,604)
Total financial liabilities	-	(19,131,037)	-	(19,131,037)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the six months ended June 30, 2022 and Dec. 31, 2021.

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2022	54,417	277,809	332,226
Additions	-	160,542	160,542
Return of capital contributions	(628)	(30,194)	(30,822)
Fair value gain/(loss), net	(3,602)	16,162	12,560
As at June 30, 2022	50,187	424,319	474,506

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2021	54,859	107,561	162,420
Additions	-	166,726	166,726
Return of capital contributions	(559)	(12,776)	(13,335)
Fair value gain, net	117	16,298	16,415
As at Dec. 31, 2021	54,417	277,809	332,226

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the six months ended June 30, 2022, the realized gains arising from the Bank’s Level 3 financial assets amounting to USD5.6 million (for the six months ended June 30, 2021: USD1.7 million).

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program, bond investments and commercial paper have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the six months ended June 30, 2022 (for the year ended Dec. 31, 2021: none).